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FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES LEADERSHIP CHANGES

SAN FRANCISCO – January 23, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced a management realignment designed to better enable the firm’s ability to succeed in today’s capital markets environment and into the future.

As part of the realignment, the firm has made a number of leadership changes:

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Brock Ganeles, head of Institutional Securities, assumes a leadership role on the firm’s investment banking Commitment Committee with Sagiv Shiv, head of Advisory & Restructuring Services. Ganeles currently oversees investment banking and distribution.

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Rob Ford is now head of the MCF Services Group and will continue to focus on growing corporate advisory services, which are increasing the firm’s recurring revenue stream. In this role, Ford oversees the firm’s OTCQX Advisory, Institutional Marketing Services and Corporate & Executive Services Groups.

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Peter Coleman, the firm’s chief financial officer, now assumes the additional role of chief operating officer, which oversees back-office institutional brokerage support, human resources, information technology and facilities.

•	Greg Curhan is relinquishing his daily management and leadership roles. Curhan will stay on as an advisor to ensure an orderly transition and help the firm continue to grow.

•	Additionally, the operating business heads, Merriman, Ford and Ganeles, will take no salary and be paid against operating profits of the firm.

“I thank Greg for his years of partnership and close friendship, as well as his entrepreneurial energy and business production the past seven years, especially in an incredibly difficult market,” said Jon Merriman, CEO of Merriman Curhan Ford. “We agreed together that this was the best way to structure the firm going forward.”

Merriman concluded: “This realignment helps us further maximize our resources to more effectively serve our clients in a brutal environment. As a team, we will continue to take the difficult steps necessary to get back to basics, create a stronger organization and grow profitably at a much lower revenue base on behalf of our stockholders.”

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services, primary market research, corporate & executive services, asset management and venture services, and specializes in three growth industry sectors: CleanTech, Consumer/Internet/Media and Health Care. For more information, please go to www.mcfco.com.

Note to Investors
This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-Q filed on November 10, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

At the Company: Peter Coleman Chief Financial Officer Chief Operating Officer (415) 248-5640 pcoleman@mcfco.com